Exhibit 99.1

CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2015 RESULTS
-- Earnings Per Share of $0.19 Versus $0.06 in Prior Year Period --

ATLANTA, Georgia, April 29, 2015 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the first quarter ended April 5, 2015.

“The first quarter was a strong start to the year, with improvements across virtually all financial metrics, including sales, gross margin, operating income, interest expense and earnings per share,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company. “The growth was fueled mostly by our Americas business, with contributions in local currencies coming from our Europe and Asia-Pacific divisions, and we also benefited from an extra week this quarter compared with the prior year period. As expected, however, we faced a substantial currency headwind, which negatively impacted our top line by approximately $19 million. We made up a lot of that ground through a much improved gross margin, and we kept SG&A expenses in check. Bottom line, even after the negative currency impacts, we delivered our best first quarter in the past seven years.”

FIRST QUARTER 2015 FINANCIAL SUMMARY & HIGHLIGHTS

Sales: Sales for the first quarter of 2015 were $236.9 million, up 8.2% from sales of $219.0 million in the first quarter of 2014. With foreign currency held constant, sales in the 2015 first quarter increased 17% to $256 million, versus $219 million in the prior year period.

•	In the Americas, our first quarter sales were up 17% year over year. Most of the revenue growth came from non-office segments (up 20% in the aggregate), led by the hospitality, government and education segments. The corporate office segment continued its recovery, with our sales up 13% despite poor weather in Boston and New York during the early part of the quarter. FLOR sales increased 13% year over year, primarily due to improved store business as well as increased crossover sales by our commercial salesforce. Currency fluctuations negatively impacted sales in the Americas by approximately $2.5 million.

INTERFACE REPORTS FIRST QUARTER 2015 RESULTS	- 2 -

•	Sales in Europe were up 12% in local currency compared with the prior year period, with success in the majority of our markets including the U.K., Ireland and Germany. The corporate office segment accounted for the growth (up 21% in local currency), somewhat offset by a decline of 14% (in local currency) in non-office segments. Our European division bore a $14 million negative currency impact on its sales, resulting in a decline of 8% as reported in U.S. dollars.

•	In the Asia-Pacific region, our sales were up 13%, primarily due to strength in Australia versus the first quarter last year, which was the bottom of its post-fire recovery, and after a negative currency impact of approximately $2.5 million due to the weakening of the Australian dollar. Sales in China also surged upward, while the rest of the region saw a modest decline.

Operating Income: Operating income in the first quarter of 2015 was $21.4 million, or 9.0% of sales, compared with operating income of $12.0 million, or 5.5% of sales, in the first quarter last year. Fluctuations in currencies negatively impacted first quarter 2015 operating income by approximately $2.3 million compared with the prior year period.

Net Income: Net income during the first quarter of 2015 was $12.3 million, or $0.19 per diluted share. This compares with net income of $4.0 million, or $0.06 per diluted share, in the first quarter last year.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Gross margin improved 200 basis points compared with the first quarter last year, mostly due to better manufacturing throughput, enhanced efficiencies and lower raw material costs. SG&A expenses rose $1.4 million, but as a percentage of sales dropped over 150 basis points versus the first quarter last year as a result of our restructuring and cost-cutting initiatives implemented in the second half of 2014. We also realized the first full quarter of benefits from our recent debt refinancing, saving $3.6 million in interest expense year over year. This contributed to our strong cash flow during the quarter, as we increased our cash position in a period that typically requires a heavy cash use.”

Mr. Hendrix concluded, “Our first quarter orders were up 9%, or 17% on a currency neutral basis, which points to further sales growth next quarter and throughout the year. Our Americas business has a lot of momentum and appears to be outperforming our competitors, while the sentiment in our European business is upbeat but understandably cautious. Our Asia-Pacific division should benefit from our continuing recapture of market share and improved manufacturing profile in Australia, coupled with more modest growth in the rest of the region. Our improvement in gross margin should be sustainable, and we will remain focused on controlling SG&A expenses during this growth cycle. Our greatest challenge will be the currency headwinds, which are expected to continue for the balance of the year, somewhat offset by further declining raw material costs. Overall, our outlook for the full year remains very positive.”

INTERFACE REPORTS FIRST QUARTER 2015 RESULTS	- 3 -

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, April 30, 2015, at 9:00 a.m. Eastern Time, to discuss its first quarter 2015 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at the following address:

http://edge.media-server.com/m/p/4hzgxpyn/lan/en or through the Company's website at:

http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company~~'s~~ Annual Report on Form 10-K for the fiscal year ended December 28, 2014, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” ~~“~~We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS FIRST QUARTER 2015 RESULTS	- 4 -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/5/15	3/30/14

Net Sales	$236,904	$218,992
Cost of Sales	151,472	144,306
Gross Profit	85,432	74,686
Selling, General & Administrative Expenses	64,032	62,659
Operating Income	21,400	12,027
Interest Expense	1,888	5,498
Other Expense (Income), Net	1,272	(26)
Income Before Taxes	18,240	6,555
Income Tax Expense	5,918	2,530
Net Income	$12,322	$4,025

Earnings Per Share – Basic	$0.19	$0.06

Earnings Per Share – Diluted	$0.19	$0.06

Common Shares Outstanding – Basic	66,420	66,471
Common Shares Outstanding – Diluted	66,471	66,572

Orders from Continuing Operations	$259,400	$239,000

Consolidated Condensed Balance Sheets
(In thousands)	4/5/15	12/28/14
Assets
Cash	$59,002	$54,896
Accounts Receivable	121,531	157,093
Inventory	158,664	142,167
Other Current Assets	34,187	30,512
Total Current Assets	373,384	384,668
Property, Plant & Equipment	215,907	227,347
Other Assets	152,079	162,899
Total Assets	$741,370	$774,914

Liabilities
Accounts Payable	$53,307	$49,464
Accrued Liabilities	75,636	94,323
Current Portion of Long-Term Debt	5,000	--
Total Current Liabilities	133,943	143,787
Long-Term Debt	254,000	263,338
Other Long-Term Liabilities	58,452	61,150
Total Liabilities	446,395	468,275
Shareholders’ Equity	294,975	306,639
Total Liabilities and Shareholders’ Equity	$741,370	$774,914

INTERFACE REPORTS FIRST QUARTER 2015 RESULTS	- 5 -

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	4/5/15		3/30/14

Net Income		$12.3		$4.0
Depreciation and Amortization		7.9		6.6
Stock Compensation Amortization		4.4		2.2
Deferred Income Taxes and Other Items		4.4		(0.2)
Change in Working Capital
Accounts Receivable	29.9		8.1
Inventories	(22.4)		(20.0)
Prepaids and Other Current Assets	(5.0)		0.0
Accounts Payable and Accrued Expenses	(9.4)		(3.3)
Cash Provided by (Used in) Operating Activities		22.1		(2.6)
Cash Used in Investing Activities		(4.5)		(10.0)
Cash Provided by (Used in) Financing Activities		(10.4)		2.3
Effect of Exchange Rate Changes on Cash		(3.1)		0.0
Net Increase (Decrease) in Cash		$4.1		$(10.3)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions)

Three Months Ended
4/5/15
Net Sales with Foreign Currency Held Neutral	$256.0
Impact of changes in foreign currency	19.0
Net Sales, As Reported	$236.9

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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